Exhibit 10.1:
EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into this 1st day of January, 2007, by and between Republic First Bancorp, Inc., a Pennsylvania bank holding corporation (“Company”), Republic First Bank, a Pennsylvania bank (“Bank”), and Harry D. Madonna (“Executive”).

WHEREAS, Bank is a wholly-owned subsidiary of the Company; and

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated June 22, 2004, which Agreement was Amended by Agreement dated April 20, 2006 (the "Prior Employment Agreement"); and

WHEREAS, the Company and Bank desire to continue to employ Executive as Chairman of the Board of Directors, President and Chief Executive Officer of the Company and Chairman of the Board of Directors and Chief Executive Officer of the Bank upon the terms and conditions set forth in this Employment Agreement; and

WHEREAS, the Executive desires to continue to be employed in such capacities by the Company and the Bank (Bank and Company are sometimes hereinafter referred to jointly as “Employer” or "Employers"), subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.  Term. This Agreement shall be effective as of January 1, 2007 (“Effective Date”) and shall continue until terminated as provided for in Paragraph 4 below.

2.  Duties and Employment. Company hereby employs Executive as Chairman of the Board of Directors, and President and Chief Executive Officer of the Company and Chief Executive Officer and Chairman of the Board of Directors of the Bank, pursuant to the terms hereof. Executive shall faithfully perform such duties as are customarily required of a Chairman, President and Chief Executive Officer and shall devote such time, energy and attention to those duties and to such other duties as may be reasonably assigned to him by the Boards pursuant to the terms of this Agreement; provided that nothing contained herein shall prohibit Executive from making personal investments (provided that such investments do not interfere with his duties hereunder) or participating or engaging in community, charitable and educational affairs that do not interfere with his duties hereunder, or simultaneously serving as Chief Executive Officer and Chairman of the Board of Directors of First Bank of Delaware.

        3.  Compensation.

(a)  Regular Compensation. For all services rendered by Executive under this Agreement, Employer shall pay Executive in accordance with the normal payment practices of the Employers an annual base salary of Three Hundred Thirty Thousand Dollars ($330,000) until April 1, 2007, at which time Executive’s base annual salary shall increase by ten (10) percent and shall further increase by (10) percent April 1st of the second and third years of this Agreement (the "Base Salary").

(b) Deferred Compensation. In addition to the Base Salary, Employer shall annually pay Executive deferred compensation in an amount equal to twenty-five (25) percent of Executives then Base Salary plus the amount of Executive annual bonus, as Deferred Compensation pursuant to the terms of the Bank’s Deferred Compensation Plan as that plan may be changed from time to time.

(c)  Stock and Other Compensation Plans. Executive shall be eligible to participate in any stock purchase, stock grant, stock option, retirement, savings, or other compensation plans presently or hereafter maintained by the Company or the Bank for its senior executives. Except as set forth in this subsection, eligibility in no way guarantees Executive’s receipt of any stock grant, stock option or other compensation pursuant to such stock plans, which shall be in the sole discretion of the respective Compensation Committees, except that commencing December 29, 2006, and thereafter, Executive will annually be granted non-qualified options to purchase a minimum of 12,000 shares of the Companies’ stock at the price at the close of business on the day that the options are granted, which options shall not vest for four (4) years from the date of the options (except as otherwise provided in the options grants or in this Agreement) and which shall continue for a period of ten (10) years. The Boards, or their designated committees or officers, shall consider awarding any other such compensation at least annually. While not legally required to pay or give any such compensation, except as specifically provided for in this Agreement, the Compensation Committees may take into account in its determination the performance of the Employers and the Executive and the general economic and competitive conditions as well as Executive’s responsibilities and other pertinent factors.

(d) Bonuses. Executive shall also be able to earn an annual bonus based on a percent of his annual Base Salary, contingent upon the Bank and the Company, in the sole discretion and determination of the Compensation Committee, achieving mutually agreed upon annual budget based criteria, including by way of illustration only for the Company, net income, stock price, new programs, etc. or, as to the Bank, net income, core deposits, loan growth, income from loan programs, and such other criteria as shall be set by the Compensation Committee.

(e)  Health, Disability and Retirement. Employers shall maintain such medical and disability insurance coverage (in an amount equal to at least Executive’s annual bas salary) and such retirement plan or plans for Executive and his dependents as it maintains for other senior executives. Executive shall be entitled to four (4) weeks paid vacation per annum.

(f) Automobile. During the term of this Agreement, the Employers shall provide Executive with a luxury automobile comparable to the one provided by the Company under its prior Agreement with Executive. Employers shall also pay or reimburse the Executive for all reasonable expenses associated with the operation, maintenance and insurance of such automobile, including expenses for parking spaces convenient to the Employers, and including a mobile telephone and other mobile communication devices as Executive shall determine are required.

(g) Life Insurance Policy. Employers agree to reimburse Executive for the costs of term life insurance policies in an amount equal to three times Executive’s total annual compensation and such other terms and conditions as may be accepted by Executive, the beneficiary of which shall be designated by Executive.

(h)  Travel Expenses. During the term of this Agreement, Executive shall be reimbursed for normal and reasonable travel expenses incurred on behalf of the Company or the Bank.

(i)  Entertainment Expenses. Executive will be reimbursed for all reasonable expenses incurred by Executive in fulfillment of his duties on behalf of the Company or the Bank, including entertainment, business meals and the like.
(j) Other Benefits. Executive will be reimbursed for initiation fees, annual dues and expenses of membership in a lunch club and a golf or country club for himself and his spouse.

(k)  Approvals. All expenses incurred by the Executive under subparagraphs (h) and (i) hereof shall be approved by the Chief Financial Officer of the Company or his designee.

       4.   Term; Termination.

(a)  Unless earlier terminated in accordance with the provisions of this Section 4, the Executive’s employment under this Agreement shall be for a three-year period commencing on the date first set forth above; provided, however, in the event neither party shall have given written notice that they desire to terminate the Agreement within six (6) months of the termination date, the Agreement shall automatically continue annually thereafter.

(b)  Executive may terminate this Agreement upon six (6) months written notice to the respective Employers.

(c)  This Agreement shall automatically terminate upon the death of the Executive without any additional payments of salary or other benefits to Executive except as may be required by law and as set forth in this Agreement.

(d) This Agreement shall automatically terminate upon Executive’s “total disability,” which shall be defined as total disability under Executive’s disability insurance policy.

(e)  The Company may terminate Executive immediately for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean (i) breach of a fiduciary duty to Employers involving personal profit and which causes material harm to the Employers, (ii) conviction of a felony or willful violation of any banking law or regulation or a crime of moral turpitude, and (iii) gross negligent performance of the duties under this Agreement resulting in a material impairment of Company’s financial condition.

(f) Executive may terminate this Agreement for “Good Cause.” For purposes of this Agreement, “Good Cause” shall mean failure of either Employer to comply in any material respect with any material provision of this Agreement, which failure has not been cured within thirty (30) days after a written notice of such noncompliance has been given by Executive to one or both of Employers, a change in the substantive duties of Executive, a change in location of business or a Change of Control as that term is defined hereinafter.

        5.  Payments to Executive Upon Termination.

(a) In the event of the termination of Executive’s employment for any reason, including a merger or sale of the Company or the Bank or sale or transfer of a majority of the stock of the Bank or the Company (any one of which shall be a “Change of Control”) or failure of the Employers to continue Executive’s employment at the termination of this Agreement or any subsequent employment agreement, but excluding Executive’s death or resignation by Executive without cause, or termination of Executive for Good Reason as set forth in Section 4(e), as consideration for Executive’s services to Employers prior to Executive’s termination,

Employers shall pay to Executive a sum equal to three times the amount of Executive’s annual Base Salary in effect immediately prior to his termination plus three (3) times the average bonus paid to Executive over the prior three years. For a period of three (3) years after termination of his employment Employers shall also pay to Executive in cash additional amounts that correspond to the amounts the Employers would have paid in premiums for the life insurance policy covering Executive, and shall provide, at no cost to Executive, continuation of his health and life insurance benefits in effect immediately prior to his termination. In the event such continuation of benefits is not permitted under the terms of the insurance contracts applicable to such benefits, shall pay to Executive in cash the amount that would have been paid for such benefits. In addition, Employers shall purchase a new automobile comparable to the one then made available to Executive free of all liens, costs, liabilities, or encumbrances, plus such funds to reimburse Executive for all fees and costs involved in the transfer of title and all federal and state income taxes assessed to Executive for such transfer. Upon such termination, all stock options, annuities, deferred compensation and pensions held by or for Executive shall fully vest. The total benefits set forth in this Section 5(a) shall hereinafter be referred to as “Severance Benefits”.

(b) In the event of a Change of Control, Executive, in his sole discretion, may require the Employers to pay the entire Severance Benefits to Executive at the date of the Change of Control. In all other events, the Severance Benefits, at the sole discretion of the Company, may be paid in equal monthly payments over thirty-six (36) months after termination of Executive’s employment; provided that in the event Executive shall die during the period he is receiving Severance Benefits, his estate shall be entitled to receive such benefits.

(c) In the event that the amounts and benefits payable under this section (the “Termination Payments”), are such that Employee becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank shall pay him such additional amount (the “Gross-Up Payments”) as will provide Employee with a net amount which, after the payment of all federal, state and local excise, employment, and income taxes with respect to both the Termination Payments and the Gross-Up Payments will equal the net amount Employee would have retained had the initially-calculated Termination Payments been subject only to income and employment taxation (and not to excise taxes under section 4999). For purposes of determining the amount of Gross-Up Payments, the Employee's income shall be deemed to be taxable at the highest marginal federal, state, local and (if relevant) foreign tax rates in effect for the year in which the Gross-Up Payments are made.

All calculations required to be made under the preceding paragraph shall be made by the Bank’s independent certified public accountants within thirty (30) days of the Termination of Employee's employment, subject to the right of Employee’s representative to review the same. The entire amount of Gross-Up Payments shall be paid no later than thirty (30) days following confirmation of such amount by the Bank’s independent certified public accountants.
In the event that any amounts paid by the Bank hereunder are subsequently determined to be in excess of the amounts owed, whether because estimates were required or otherwise ("Excess Amount"), Employee will, upon written notice from the Bank, setting forth the calculation of the Excess Amount by Bank’s independent certified public accountants (and subject to the right of Employee's representatives to review same), pay to Bank the Excess Amount, together with interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such Excess Amount remained outstanding and unreimbursed).

In the event the amounts paid by the Bank hereunder are subsequently determined, for any reason, to be less than the amounts which should have been paid (as properly calculated hereunder)("Deficiency Amount"), the Bank will, within thirty (30) days of such determination, pay to the Employee the Deficiency Amount, together with (i) interest at the greater of the above-referenced rate or the interest he may be required to pay to the respective taxing authorities; plus (ii) any penalties assessed against him by such authorities. Prior to its payment of the Deficiency Amount, the Bank shall be entitled to documentation (with supporting calculations made by the Employee’s accountant or, in the case of tax assessments, copies of such assessments) supporting the Deficiency Amount and any interest or penalties imposed by the assessing authorities.

The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(d) Notwithstanding the preceding provisions of this Section 5, in the event that (and to the extent that) the payment and benefit provisions (including the Gross-Up Payment) are determined to be contrary to (and in excess of) those permitted under any applicable federal or state banking authority law, rule or regulation, then the benefits provided under this Section 5 shall be reduced by such amount (but no more than such amount) as may be required to comply with such law, rule or regulation. The Employee shall be entitled to elect which payments and benefits shall be reduced and in what manner, subject to reasonable approval of the Board and to the extent permitted by such federal or state banking authority law, rule or regulation.

6.  Confidentiality. Executive acknowledges that, in the course of his employment by Employers, he will have access to confidential information, trade secrets, and unique business procedures which are the valuable property of Employers. Executive agrees not to disclose for any reason, directly or indirectly, any confidential, trade secret or other proprietary information, as determined by Employers in their reasonable discretion, at any time, during or after the period Executive is employed by Employers, for any purpose other than to perform his assigned duties on behalf of Employers.

7.  Remedy. Employers and Executive acknowledge and agree that any breach of Paragraph 6 of this Agreement would cause irreparable injury to Employers as the case may be, and that Employers’ remedy at law for any breach of any of Executive’s obligations under Paragraph 6 hereof would be inadequate, and Executive agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of Paragraph 6 hereof without the necessity of proof that Employers’ remedy at law is inadequate and Employers shall have the right, in their sole discretion to, in addition to any other remedy it may be entitled to under law or in equity, set off any amounts due Executive under this Agreement or otherwise as partial damages for violations of such paragraph by Executive.

8. Indemnification. Employers shall indemnify Executive to the full extent permitted by law and by the by-laws or certificates of incorporation of the Company and the Banks for the benefit of its respective officers or directors as in effect on the date hereof.

9.  Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing by registered or certified mail, return receipt requested to the addresses set forth below or as may be changed by the parties:

If to Company or Bank:

1608 Walnut Street
Philadelphia, PA 19103
Attention: Chairman of the Board

If to Executive:

Harry D. Madonna
1320 North Avignon Drive
Gladwyne, PA 19035-1043

or to such other or additional person or persons or such other addresses as either party may designate to the other party in writing or by like notice.

10.  Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

11.  Modification. No change or modification of this Agreement shall be enforceable against any party unless the same be in writing and signed by the party against whom enforcement is sought.

12.  Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect thereto. The Prior Employment Agreement is hereby terminated effective midnight on December 31, 2006.

13.  Representation of Employers. The Employers represent and warrant that the execution of this Agreement by the Employers has been duly authorized by resolution of their respective Compensation Committees.

14.  Headings. Any heading preceding the text of the several paragraphs hereof are inserted solely for the convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

15.  Successors; Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, and their respective heirs, executors, administrators, successors and, to the extent permitted herein, assigns. Notwithstanding the foregoing, no party hereto may assign its rights or obligations hereunder.

16.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

17.  Disputes. In the event any dispute shall arise between the Executive and the Company or the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Company or the Bank, the Company and the Bank shall reimburse Executive for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings, or actions, notwithstanding the ultimate outcome thereof. Such reimbursement shall be paid within ten (10) days of Executive furnishing to the Company and the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by Executive. Any such request for reimbursement by Executive shall be made no more frequently than at thirty (30) day intervals.

18. Intent To Comply With Code Section 409 A. With respect to any amounts payable under this Agreement to which Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) is determined to be applicable, and notwithstanding anything in this Agreement to the contrary, such payments shall be made only at a time and in a manner that complies with all applicable provision of Code Section 409A. This Agreement is intended to comply with Code Section 409A and applicable Treasury Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting Code Section 409A so as to avoid the imposition of tax on Executive under Code Section 409A, including any transitional rules that may be set out in Internal Revenue Service notices, regulations or other guidance, and shall in all instances be interpreted in a manner consistent with such intent. The provisions of this Paragraph 18 are intended to be applicable only to payments under this Agreement that are treated as nonqualified deferred compensation subject to the provisions of Code Section 409A. This Paragraph 18 as included in this Agreement shall, therefore, be without effect as to any payments that are not nonqualified deferred compensation payments for purposes of Code Section 409A.

(a) In connection with the intent of this Paragraph 18, any payment that constitutes a nonqualified deferred compensation payment for purposes of Code Section 409A that would, but for this Paragraph 18, be in violation of the rule set forth in Code Section 409A(a)(2)(B)(i) (prohibiting payments to any “specified employee” before the date which is six months after such employee’s separation from service) shall be paid to Executive as soon as practicable following the six month anniversary of Executive’s termination of employment.

(b)  In addition, any payment that constitutes a nonqualified deferred compensation payment for purposes of Code Section 409A that, but for this Paragraph 18, may be made either in a series of payments or in a single lump sum, shall in all events be made only in the form of a lump sum payment which payment shall be made to Executive as soon as practicable on or after the first date as of which such payment may be made without violating the rules of Code Section 409A.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the date and year above first written.

REPUBLIC FIRST BANCORP, INC.

By: /s/ Paul Frenkiel
Its CFO

PaulFrenkiel
[Print Name]

REPUBLIC FIRST BANK

By: /s/ Paul Frenkiel
Its CFO

Paul Frenkiel
[Print Name]

/s/ Harry D. Madonna